Exhibit 99.1

Nomad Foods Announces Intent to Commence a Tender Offer to Purchase up to $500 Million of its Ordinary Shares

FELTHAM, England - August 6, 2020 - Nomad Foods Limited (NYSE: NOMD), today announced its intention to commence a “modified Dutch auction” tender offer to purchase with cash up to $500 million of its ordinary shares, at a range expected to be between $23.00 and $25.50 per share as soon as reasonably practicable, which would represent 11% of the Company’s market capitalization (based on the Company’s close price on August 5, 2020 of $23.34).

Noam Gottesman, Nomad Foods’ Co-Chairman and Founder, commented, “We are pleased to announce our intended return of capital to shareholders which underscores the Board’s confidence in the growth prospects of our business and our commitment to pursuing a disciplined, value-enhancing capital allocation strategy. In addition, we are accelerating investments behind key organic growth initiatives, including the expansion of our European plant protein sub-brand, Green Cuisine.”

Sir Martin E. Franklin, Nomad Foods’ Co-Chairman and Founder, added, “At the same time, we are sharpening our M&A focus behind a targeted pipeline of European frozen food acquisitions. This refined strategic approach creates an opportunity to drive long-term shareholder value through the accretive return of excess cash while retaining financial flexibility to pursue our growth ambitions.”

The terms and conditions of the tender offer will be described in an offer to purchase and related letter of transmittal that will be sent to the Company’s shareholders shortly after commencement of the tender offer. The tender offer will be subject to certain conditions described in the offer to purchase. The tender offer will be held open for at least twenty business days following its commencement, and tenders of shares must be made prior to the expiration of the tender offer period. Neither the Company nor its board of directors makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offer or as to the price or prices at which shareholders may choose to tender their shares in the tender offer.

Pre-Commencement Communication

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s ordinary shares. The anticipated tender offer described in this press release has not yet commenced, and while the Company intends to commence the tender offer as soon as reasonably practicable and complete the tender offer, there can be no assurance that it will commence or that the Company will complete the tender offer on the terms described in this press release, or at all. If the Company commences the tender offer, the solicitation and offer to buy ordinary shares will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its shareholders and file with the Securities and Exchange Commission (the “SEC”). The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, letter of transmittal and related materials, which will become available to shareholders upon commencement of the tender offer.

Prior to making any decision with respect to the proposed tender offer, shareholders should read carefully the information in the offer to purchase, letter of transmittal and related materials because they will contain important information, including the various terms of, and conditions to, the tender offer. A free copy of the tender offer documents that will be filed with the SEC may be obtained when filed from the SEC’s website at www.sec.gov or by calling the information agent (to be identified at the time the offer is made). Shareholders are urged to read these materials, when available, carefully prior to making any decision with respect to the tender offer. Neither the Company nor its directors make any recommendation as to whether to tender shares or as to the price at which to tender them.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements which are based on the Company’s expectations, intentions and projections regarding its future performance, anticipated events or trends and other matters that are not historical facts, including expectations regarding the tender offer, the Company’s intended return of capital to shareholders, the Company’s belief that the tender offer is a compelling and accretive use of the Company’s cash, the Company’s growth prospects, the Company’s capital allocation strategy, the Company’s key organic growth initiatives, its M&A focus and its refined strategic approach related thereto. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including: (i) the Company’s ability to satisfy the conditions to the tender offer; (ii) the price per share at which the Company ultimately determines to purchase shares in the tender offer and the number of shares tendered in the tender offer; (iii) the Company’s ability to commence and complete the tender offer, including the number of shares the Company is able to purchase pursuant to the tender offer; (iv) the ability to achieve the benefits contemplated by the tender offer; (v) any adverse impact that the tender offer may have on the Company and the trading market for the Company’s ordinary shares; (vi) the impact of the COVID-19 pandemic on the Company’s business, suppliers, co-manufacturers, distributors, transportation or logistics providers, customers, consumers and employees; (vii) tapering or reduction of consumer demand for frozen foods as pandemic-related restrictions are lifted or conditions improve; (viii) the Company’s ability to meet elevated demand; (ix) the success of the Company’s strategic investments and capital allocation strategy (x) disruptions or inefficiencies in the Company’s operations, supply chain or distribution channels, including as a result of the COVID-19 pandemic, and the Company’s ability to maintain the health and safety of its workforce; (xi) the duration, spread and intensity of the pandemic and related government restrictions and other government responses; (xii) the Company’s ability to successfully identify suitable acquisition targets and adequately evaluate the potential performance of such acquisition targets; (xiii) the Company’s ability to successfully implement its strategies (including its M&A strategy) and strategic initiatives and to recognize the anticipated benefits of such strategic initiatives; (xiv) the Company’s ability to accurately predict the performance of its Green Cuisine brand and its impact on the Company’s growth; (xv) the Company’s ability to effectively compete in its markets, including the ability of Green Cuisine to effectively compete in Continental Europe; (xvi) changes in consumer preferences, such as meat substitutes, and the Company’s failure to anticipate and respond to such changes or to successfully develop and renovate products; (xvii) the effects of reputational damage from unsafe or poor quality food products; (xviii) the risk that securities markets will react negatively to actions by the Company; (xix) the adequacy of the Company’s cash resources to achieve its anticipated growth agenda; (xx) increases in operating costs, including labor costs, and the Company’s ability to manage its cost structure; (xxi) fluctuations in the availability of food ingredients and packaging materials that the Company uses in its products; (xxii) the Company’s ability to effectively mitigate factors that negatively impact its supply of raw materials; (xxiii) the Company’s ability to protect its brand names and trademarks; (xxiv) uncertainty about the terms of any trade agreement between the UK and the EU associated with Brexit, as well as the potential adverse impact of Brexit on currency exchange rates, global economic conditions and cross-border agreements that affect the Company’s business; (xxv) loss of the Company’s financial arrangements with respect to receivables factoring; (xxvi) the loss of any of the Company’s major customers or a decrease in demand for its products; (xxvii) economic conditions that may affect the Company’s future performance including exchange rate fluctuations; (xxviii) the Company’s ability to successfully interpret and respond to key industry trends and to realize the expected benefits of its responsive actions; (xxix) the Company’s failure to comply with, and liabilities related to, environmental, health and safety laws and regulations; (xxx) changes in applicable laws or regulations; and (xxxi) the other risks and uncertainties disclosed in the Company’s public filings and any other public disclosures by the Company. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Nomad Foods Contacts

Investor Relations Contacts

Taposh Bari, CFA

Nomad Foods Limited

+1-718-290-7950

John Mills

ICR, Partner

+1-646-277-1254

Media Contact

Felipe Ucros

Gladstone Place Partners

+1-212-230-5930

About Nomad Foods

Nomad Foods (NYSE: NOMD) is a leading frozen foods company building a global portfolio of best-in-class food companies and brands within the frozen category and across the broader food sector. The company’s portfolio of iconic brands, which includes Birds Eye, Findus, Iglo, Aunt Bessie’s and Goodfella’s, have been a part of consumers’ meals for generations, standing for great tasting food that is convenient, high quality and nutritious. Nomad Foods is headquartered in the United Kingdom. Additional information may be found at www.nomadfoods.com